Exhibit 99.1

King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036-4003

Tel: (212) 556-2100 Fax: (212) 556-2222 www.kslaw.com Arthur Steinberg Direct Dial: 212-556-2158 asteinberg@kslaw.com

August 16, 2017

VIA E-MAIL TRANSMISSION

AND ECF FILING

The Honorable Martin Glenn

United States Bankruptcy Judge

United States Bankruptcy Court

Southern District of New York

Alexander Hamilton Custom House

One Bowling Green

New York, New York 10004

Re:	In re Motors Liquidation Company, et al.

Case No. 09-50026 (MG)

Update on Matters Related to the Late Claim Motions and the

Chambers Conference Scheduled for August 17, 2017 at 3:00 p.m.

Dear Judge Glenn:

Counsel for the Motors Liquidation Company GUC Trust (“GUC Trust,”) and counsel for General Motors LLC (“New GM”) jointly submit this letter to update the Court on matters relating to the Late Claim Motions (as defined in the Court’s December 13, 2016 Order to Show Cause), and the conference scheduled for Thursday, August 17, 2017 at 3:00 p.m. (“Conference”).

As you know, the GUC Trust has been in discussions with certain Plaintiffs to resolve the Late Claims Motions. Those discussions did not result in a final or binding agreement. After considering its options related to the Late Claims Motions, the GUC Trust has decided to resolve this dispute through a proposed settlement agreement with New GM that will be subject to this Court’s approval. The GUC Trust expects to file a motion (the “Settlement Motion”) to approve this proposed agreement by the end of next week.

The salient terms of the proposed settlement agreement, which remains subject to final documentation and Court approval, are as follows:

1.	The GUC Trust will agree not to seek a Claims Estimation Order or Adjustment Shares (as defined in section 3.2(c)(i) of the Sale Agreement, as amended), or

Honorable Martin Glenn

August 16, 2017

otherwise resolve any proofs of claim that are the subject of the Late Claim Motions until after the following have occurred: (a) a final and non-appealable order is entered adjudicating whether plaintiffs can file late proofs of claim in the Old GM bankruptcy case; and (b) a final and non-appealable order is entered resolving all class certification issues involving claims relating to the consolidated class action complaint filed by the economic loss plaintiffs in MDL 2543 (such restrictions, the “Settlement Restriction”).

2.	New GM will agree to reimburse the GUC Trust during the term of this agreement for all reasonable legal and expert fees and related expenses incurred by it in connection with defending against the Late Claims Motions, opposing the proofs of claim that are the subject of the Late Claim Motions, any related appeals or litigation (including in the pending MDL before Judge Furman), and preparation, negotiation and prosecution of the Settlement Motion.

3.	If the JP Morgan Chase Action Avoidance action is resolved by a final and non-appealable order and the GUC Trust is unable to make a distribution to GUC Trust beneficiaries solely due to litigation related to the Late Claims Motions, then the GUC Trust and New GM shall agree to engage in good faith discussions about whether New GM is willing to pay an appropriate rate of return and, if so, the amount of that rate of return for such delay in distributions as a result of such litigation, provided that New GM shall have no obligation to reach an agreement, and if no agreement is promptly reached, the GUC Trust shall have the right to terminate the settlement agreement upon 30 days written notice to New GM. Upon such termination, the Settlement Restriction set forth in (1) above, and New GM’s agreement to pay any fees incurred after such termination (as set forth in (2) above) shall cease to be in effect.

The above settlement agreement follows the rationale of a previous agreement between the GUC Trust and New GM, among others. Specifically, in September 2011, the GUC Trust, Old GM and New GM entered into a letter agreement to extend the time period for the GUC Trust to seek the Claims Estimation Order and Adjustment Shares for litigation to mature so the GUC Trust would be able to determine with greater accuracy whether Adjustment Shares would be appropriate.

In view of the foregoing, we do not believe that the August 17 Conference is necessary, and that all matters should await the hearing on the anticipated motion to approve the proposed settlement arrangement between the GUC Trust and New GM. Unless we hear from the Court otherwise, however, we will attend the Conference as scheduled.

Honorable Martin Glenn

August 16, 2017

Respectfully submitted,

/s/ Arthur Steinberg

Arthur Steinberg
Counsel for General Motors LLC

/s/ Matthew J. Williams

Matthew J. Williams
Keith R. Martorana
Counsel for the GUC Trust